EXHIBIT 8.1

SUBSIDIARIES OF CHINA SOUTHERN AIRLINES COMPANY LIMITED

The particulars of the Company’s principal subsidiaries as of December 31, 2007 are as follows:

NAME OF COMPANY	PLACE AND DATE OF ESTABLISHMENT/ OPERATION

Southern Airlines (Group) Shantou Airlines Company Limited (a)	PRC July 20, 1993

Zhuhai Airlines Company Limited (a)	PRC May 8, 1995

Xiamen Airlines Company Limited (a)	PRC August 11, 1984

Guizhou Airlines Company Limited (a)	PRC November 12, 1991

Chongqing Airlines Company Limited (a)	PRC June 16, 2007

Guangzhou Air Cargo Company Limited (a)	PRC March 31, 2004

Guangzhou Nanland Air Catering Company Limited (b)	PRC November 21, 1989

China Southern West Australian Flying College Pty Limited	Australia January 26, 1971

Guangzhou Baiyun International Logistics Company Limited (a)	PRC July 23, 2002

Xinjiang Civil Aviation Property Management Limited (a)	PRC February 12, 2002

Southern Airlines Group Air Catering Company Limited (a)	PRC December 25, 2003

Nan Lung International Freight Company Limited	Hong Kong October 1, 1996

(a) These subsidiaries are PRC limited liability companies.

(b) This subsidiary is Sino-foreign equity joint venture company established in the PRC.

(c) Certain of the Group’s subsidiaries are PRC joint ventures which have limited lives pursuant to the PRC law.